UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 9, 2010

Sara Lee Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-3344	36-2089049
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3500 Lacey Road, Downers Grove, Illinois		60515
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(630) 598-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Sara Lee announced today that Brenda C. Barnes will step down permanently from the positions of Chairman and Chief Executive Officer so she can continue to focus on improving her health. In addition, Sara Lee announced that Ms. Barnes today has resigned from Sara Lee's board of directors and will not stand for reelection at the company's 2010 annual stockholders meeting in October. Ms. Barnes had been on medical leave since May 14, 2010 after suffering a stroke. Effective with Ms. Barnes's resignation as a director, the size of Sara Lee's board of directors was reduced from 12 directors to 11 directors.

Starting this week, Sara Lee's board has initiated a global search to select a new Chief Executive Officer, looking at both internal and external candidates. During the search process, Marcel Smits will continue as interim Chief Executive Officer and Mark Garvey will continue as interim Chief Financial Officer. James S. Crown, an independent director, will remain Chairman of the Board, a role he assumed when Ms. Barnes' leave of absence began, and he will continue to lead the Office of the Chairman, comprised of Messrs. Crown, Smits and Christopher J. Fraleigh, Chief Executive Officer of North American Retail and Foodservice.

Sara Lee has entered an agreement with Ms. Barnes dated August 6, 2010 providing, among other things, that Sara Lee will continue to pay Ms. Barnes' base salary for approximately three months from today and provide Ms. Barnes, at her expense, with certain continued health coverage following her termination until she attains age 65 or, if later, when she becomes eligible for Medicare.

A copy of Sara Lee's press release is attached as Exhibit 99 to this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sara Lee Corporation

August 9, 2010	By:	Helen N. Kaminski

Name: Helen N. Kaminski
Title: Assistant General Counsel, Corporate & Securities

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Exhibit Index

Exhibit No.	Description

99	Press release dated August 9, 2010